CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED BYLAWS

OF

PERICOM SEMICONDUCTOR CORPORATION,

a California corporation

The undersigned, being the duly elected, qualified and acting Secretary of Pericom Semiconductor Corporation (the “Corporation”) does hereby certify, as follows:

1. Article VII of the Amended and Restated Bylaws of the Corporation was amended, at a meeting of the Board of Directors of the Corporation , duly noticed and held on October 31, 2007, to read in its entirety as follows:

ARTICLE VII.

SHARES OF STOCK

Every holder of shares in the corporation shall be entitled to have a certificate signed in the name of the corporation by the Chairman or Vice Chairman of the Board (if there be such officers appointed) or the President or a Vice-President and by the chief financial officer or any Assistant Treasurer or the Secretary or any Assistant Secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

Notwithstanding any other provision of this Article VII, pursuant to a resolution duly adopted by the Board of Directors, the corporation may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for the required statements on certificates under Sections 417, 418 and 1302 of the California General Corporation Law (as amended from time) or any successor statute and as may be required by the California Commissioner of Corporations in administering the California Securities Law of 1968, which system (i) has been approved by the United States Securities and Exchange Commission, (2) is authorized in any statute of the United States, or (3) is in accordance with Division 8 (commencing with Sections 8101) of the California Commercial Code (as amended from time to time) or any successor statute. Any system so adopted shall not become effective as to issued and outstanding certificated securities until the certificates therefor have been surrendered to the corporation.

Any such certificate or in the case of uncertificated shares, the initial transaction statement and written statements, shall also contain such legends or other statements as may be required by Sections 417 and 418 of the California General Corporation Law, the Corporate Securities Law of 1968, federal or other state securities laws, and any agreement between the corporation and the issuee of the certificate.

Shares may be issued prior to full payment, under such restrictions and for such purposes as the Board of Directors or these Bylaws may provide; provided, however, that on the certificate issued to represent any such partly paid shares or, for uncertificated securities, on the initial transaction statement for such partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated.

No new certificate for shares shall be issued in lieu of an old certificate unless the latter is surrendered and cancelled at the same time; provided, however, that a new certificate will be issued without the surrender and cancellation of the old certificate if (1) the old certificate is lost, apparently destroyed or wrongfully taken; (2) the request for the issuance of the new certificate is made within a reasonable time after the owner of the old certificate has notice of its loss, destruction, or theft; (3) the request for the issuance of a new certificate is made prior to the receipt of notice by the corporation that the old certificate has been acquired by a bona fide purchaser; (4) the owner of the old certificate files a sufficient indemnity bond with or provides other adequate security to the corporation; and (5) the owner satisfies any other reasonable requirement imposed by the corporation. In the event of the issuance of a new certificate, the rights and liabilities of the corporation, and of the holders of the old and new certificates shall be governed by the provisions of Sections 8104 and 8405 of the California Commercial Code.

2. Except as set forth above, the Amended and Restated Bylaws shall remain in full force and effect.

IN WITNESS WHEREOF, I have hereunto subscribed my name on November 1, 2007.

/s/ John Chi-Hung Hui John Chi-Hung Hui, Secretary of Pericom Semiconductor Corporation